EXHIBIT 99.1

                   New York Community Bancorp, Inc.
  Announces the Appointment of Robert Wann to the Board of Directors


    WESTBURY, N.Y.--(BUSINESS WIRE)--Dec. 21, 2007--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced the appointment of Robert Wann to the Boards of Directors of the Company and its subsidiary banks, New York Community Bank and New York
Commercial Bank. Mr. Wann has served as Senior Executive Vice
President and Chief Operating Officer of the Company and the Banks since October 31, 2003.

    Prior to his appointment as Chief Operating Officer, Mr. Wann provided leadership for the Company's finance division, where he started as a staff accountant in 1982. In 1989, he was appointed Controller, and in 1991, he was named Chief Financial Officer. During his tenure, Mr. Wann has been instrumental in the Company's evolution from a $750 million thrift with six branches in Queens and Nassau counties to a $30 billion multi-bank holding company with 218 locations spanning two states. As Chief Financial Officer, he played an integral role in the formation of the Company, its conversion to stock form, and its subsequent growth through a series of merger transactions. As Chief Operating Officer, he has overseen the merger-related expansion of the branch network, the systems conversions that followed, and the enhancement of the Company's product menu and internal controls.

    A graduate of Queens College with a degree in accounting, Mr. Wann today serves on the Board of Directors of the Queens College
Foundation and is a member of the Queens College Art Advisory Board. Mr. Wann has also served as president of the Flushing Central Lions Club in Queens.

    Commenting on Mr. Wann's appointment, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "It gives me great pleasure to announce Robert's appointment to the Board of Directors. In the 25 years since he joined us, he has been unwavering in his commitment to building a quality institution, in his focus on enhancing customer service, and in his dedication to increasing the value of our shares. He is a skilled administrator, admired by his colleagues, and respected by those he works with, both within and outside the Company. As a member of the Chinese American community, Robert has been key to our efforts to address the needs of our diverse customer base. Robert's versatility is reflected in the range of functions he has been tasked with overseeing, from treasury and accounting to retail operations, branch administration, human resources, purchasing, facilities, and regulatory oversight. His appointment to the Board is testament to the value of his past contributions and to the importance of his experience, knowledge, and integrity to our future success."

    New York Community Bancorp, Inc. is the $30 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 180 offices serving New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its market, and currently operates through ten local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, Penn Federal Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.


    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President &
             Director, Investor Relations